UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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AMERICAN POWER CONVERSION CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICAN POWER CONVERSION CORPORATION
132 Fairgrounds Road
West Kingston, Rhode Island 02892

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

The Annual Meeting of Shareholders of American Power Conversion Corporation, a Massachusetts corporation (the “Company”), will be held on Thursday, June 8, 2006 at 10:00 a.m., local time, in The Regency Room at the Radisson Hotel Milford, located at 11 Beaver Street, Milford, Massachusetts, for the following purposes:

1.                 To fix the number of directors at six.

2.                 To elect a Board of Directors for the ensuing year.

3.                 To ratify the appointment of the Company’s independent auditors.

4.                 To approve the Company’s Amended and Restated 1997 Employee Stock Purchase Plan.

5.                 To transact such other business as may properly come before the meeting and any adjournments thereof.

Shareholders of record at the close of business on April 13, 2006 will be entitled to vote at the meeting or any adjournments thereof.

IF YOU PLAN TO ATTEND:

Please be aware that seating may be limited. Registration and seating will begin at 9:00 a.m. Please bring valid picture identification, such as a driver’s license or passport. You may be required to provide this upon entry to the meeting. Shareholders holding stock in brokerage accounts (“street name” holders) will also need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, cell phones, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors,

Jeffrey J. Giguere
Vice President, General Counsel & Secretary

April 19, 2006

SHAREHOLDERS ARE REQUESTED TO EITHER SIGN THE ENCLOSED PROXY CARD AND
RETURN IT IN THE ENCLOSED STAMPED ENVELOPE BY RETURN MAIL OR, WHERE
AVAILABLE, VOTE BY TELEPHONE OR OVER THE INTERNET

AMERICAN POWER CONVERSION CORPORATION
132 Fairgrounds Road
West Kingston, Rhode Island 02892

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 8, 2006

Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of American Power Conversion Corporation, a Massachusetts corporation (the “Company”), for use at the Annual Meeting of Shareholders to be held on Thursday, June 8, 2006 at 10:00 a.m., local time, in The Regency Room at the Radisson Hotel Milford, located at 11 Beaver Street, Milford, Massachusetts (the “Meeting”).

Only shareholders of record as of the close of business on April 13, 2006 will be entitled to vote at the Meeting and any adjournments thereof. As of that date, 192,738,052 shares of Common Stock, par value $.01 per share, of the Company were issued and outstanding. Each share of Common Stock outstanding as of the record date will be entitled to one vote, and shareholders may vote in person or by proxy. Execution of a proxy will not in any way affect a shareholder’s right to attend the Meeting and vote in person. Any shareholder giving a proxy has the right to revoke it by delivering written notice to the Secretary of the Company at any time before it is exercised or by delivering a later executed proxy to the Secretary of the Company at any time before the original proxy is exercised.

Each of the persons named as proxies in the proxy is a director and officer of the Company. All properly executed proxies returned in time to be cast at the Meeting will be voted. With respect to the election of a Board of Directors, any shareholder submitting a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing the name of such individual or group of individuals in the space provided on the proxy. In addition to the election of directors, the shareholders will consider and vote upon proposals to: (i) fix the number of directors at six; (ii) ratify the appointment of the Company’s independent auditors; and (iii) approve the Company’s Amended and Restated 1997 Employee Stock Purchase Plan. Where a choice has been specified on the enclosed proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the shareholder’s specifications contained therein. In the absence of specifications, the shares represented by the enclosed proxy will be voted FOR fixing the number of directors at six; FOR the six nominees for director named in this proxy statement; FOR the ratification of the appointment of the Company’s independent auditors; FOR approval of the Company’s Amended and Restated 1997 Employee Stock Purchase Plan; and according to the discretion of the proxies on any other matters to properly come before the Meeting.

The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to establish a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum at the Meeting. A “non-vote” occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, with respect to such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast by shareholders entitled to vote at the Meeting. All other matters being submitted to shareholders require the affirmative vote of a majority of the shares of Common Stock of the Company present in person or represented by proxy and entitled to vote at the Meeting. An automated system administered by the Company’s transfer agent tabulates the votes. The vote on each matter submitted to shareholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker “non-vote” shares are not so included.

The Board of Directors knows of no other matter to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as proxies in the proxy.

An Annual Report to Shareholders, containing financial statements for the fiscal year ended December 31, 2005, is being distributed together with this proxy statement to all shareholders entitled to vote. This proxy statement and the accompanying proxy are intended to be distributed to shareholders on or about April 28, 2006.

MANAGEMENT AND PRINCIPAL HOLDERS OF VOTING SECURITIES

Unless otherwise noted, the following table sets forth as of March 10, 2006 certain information known to the company regarding beneficial ownership of the Company’s Common Stock (i) by each person who beneficially owned more than 5% of the outstanding shares of Common Stock of the Company outstanding at such date, (ii) by each director or nominee for director of the Company, (iii) by each executive officer named in the Summary Compensation Table in this proxy statement, and (iv) by all directors, nominees for director and executive officers of the Company as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Common Stock Outstanding(2)

Rodger B. Dowdell, Jr.(3)	13,968,123	7.0%
132 Fairgrounds Road West Kingston, RI 02892
Neil E. Rasmussen(4)	7,637,362	3.8%
Emanuel E. Landsman(5)	1,312,571	*
James D. Gerson(6)(7)	686,141	*
Ervin F. Lyon(7)(8)	698,145	*
John G. Kassakian(7)(9)	43,220	*
John F. Keane, Sr.(7)(10)	40,720	*
Ellen B. Richstone(7)	9,665	*
Edward W. Machala(11)	815,961	*
Aaron L. Davis (12)	369,019	*
Richard J. Thompson(13)	55,245	*
All directors and executive officers as a group (12 persons)(14)	25,670,343	12.9%
Barrow, Hanley, Mewhinney & Strauss, Inc.(15)	19,269,003	9.7%
2200 Ross Avenue, 31st Floor Dallas, Texas 75201
Dodge & Cox (16)	11,033,105	5.5%
555 California Street, 40th Floor San Francisco, CA 94104

*                    Less than 1.0%

(1)          Unless otherwise indicated, the number of shares shown includes shares that are individually or jointly owned, as well as shares over which the named person has either sole or shared investment or voting authority.

(2)          The number of shares of Common Stock deemed outstanding on March 10, 2006 includes (i) 196,098,218 shares outstanding on such date and (ii) all stock options that are currently exercisable or will become exercisable within 60 days thereafter by the persons or group in question.

(3)          Includes 1,255,300 shares of Common Stock issuable to Mr. Dowdell pursuant to options which may be exercised within the next 60 days; and 788,799 shares of Common Stock held by Mr. Dowdell under the American Power Conversion Corporation Consolidated 401(k) Plan (“401(k) Plan”).

(4)          Includes 466,000 shares of Common Stock issuable to Mr. Rasmussen pursuant to options which may be exercised within the next 60 days; and 610,118 shares of Common Stock held by Mr. Rasmussen under the Company’s 401(k) Plan. Does not include 118,032 shares held by the Neil and Anna Rasmussen Foundation, a charitable trust. Mr. Rasmussen disclaims beneficial ownership of the shares held by such trust.

(5)          Includes 43,072 shares of Common Stock issuable to Dr. Landsman pursuant to options which may be exercised within the next 60 days; and 256,715 shares of Common Stock held by Dr. Landsman under the Company’s 401(k) Plan.

(6)          Includes 117,500 shares of Common Stock issuable to Mr. Gerson pursuant to options which may be exercised within the next 60 days.

(7)          Includes 8,249 restricted stock units which vest annually at various rates on each June 30 through 2009. The named director possesses no voting or investment power with respect to the restricted stock units.

(8)          Includes 117,500 shares of Common Stock issuable to Dr. Lyon pursuant to options which may be exercised within the next 60 days. Does not include 76,984 shares held by Dr. Lyon’s daughter. Dr. Lyon disclaims beneficial ownership of the shares held by his daughter.

(9)          Includes 31,055 shares of Common Stock issuable to Dr. Kassakian pursuant to options which may be exercised within the next 60 days.

(10)   Includes 31,055 shares of Common Stock issuable to Mr. Keane pursuant to options which may be exercised within the next 60 days. Mr. Keane has notified the Board of Directors that he does not intend to stand for re-election as a director of the Company upon the expiration of his current term at the 2006 Annual Meeting of Shareholders.

(11)   Includes 649,396 shares of Common Stock issuable to Mr. Machala pursuant to options which may be exercised within the next 60 days; and 100,472 shares of Common Stock held by Mr. Machala under the Company’s 401(k) Plan. Also includes 56,500 restricted stock units which vest at various rates on each June 30 through 2009. Mr. Machala possesses no voting or investment power with respect to the restricted stock units.

(12)   Includes 295,007 shares of Common Stock issuable to Mr. Davis pursuant to options which may be exercised within the next 60 days; and 18,194 shares of Common Stock held by Mr. Davis under the Company’s 401(k) Plan. Also includes 47,500 restricted stock units which vest at various rates on each June 30 through 2009. Mr. Davis possesses no voting or investment power with respect to the restricted stock units.

(13)   Includes 245 shares held by Mr. Thompson under the Company’s 401(k) Plan. Also includes 55,000 restricted stock units which vest at various rates on each June 30 through 2008. Mr. Thompson possesses no voting or investment power with respect to the restricted stock units.

(14)   Includes 3,005,885 shares issuable to the directors and executive officers of the Company pursuant to options which may be exercised within the next 60 days; 1,774,714 shares held by the executive officers of the Company under the Company’s 401(k) Plan; and 217,145 unvested restricted stock units. Also see footnotes (3) through (14).

(15)   Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 7, 2006 by Barrow, Hanley, Mewhinney & Strauss, Inc. (“Barrow”). This Schedule 13G reported that Barrow, an investment advisor, had sole voting power over 9,969,578 shares and sole dispositive power over 19,269,003 shares.

(16)   Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 3, 2006 by Dodge & Cox (“Dodge”). This Schedule 13G reported that Dodge, an investment advisor, had sole voting power over 10,470,205 shares and sole dispositive power over 11,033,105 shares.

ITEMS NOs. 1 & 2: NUMBER AND ELECTION OF DIRECTORS

At the Meeting, the shareholders will vote on fixing the number of directors at six and electing the entire Board of Directors. The directors of the Company are elected annually and hold office until the next annual meeting of shareholders and until their successors shall have been chosen and qualified.

Shares represented by all proxies received by the Board of Directors and not so marked as to oppose or abstain from voting on fixing the number of directors will be voted for fixing the number of directors for the ensuing year at six.

Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual director or for all directors will be voted (unless one or more nominees is unable or unwilling to serve) for the election of the nominees named in the table below. The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if that should be the case, proxies will be voted for the election of some other person or for fixing the number of directors at a lesser number. All of the nominees are currently directors of the Company and were elected at the Annual Meeting of Shareholders held in June 2005. The following table sets forth the year each nominee first became a director of the Company, each nominee’s age, and the positions each nominee currently holds with the Company.

Nominee	Director Since	Age	Position(s) Held with Company

Rodger B. Dowdell, Jr.	1985	56	Chairman of the Board of Directors, President and Chief Executive Officer
Neil E. Rasmussen	1981	51	Director, Senior Vice President and Chief Technical Officer
Ervin F. Lyon(1)(2)(3)	1981	70	Director
James D. Gerson(1)(2)(3)	1988	62	Director
John G. Kassakian(1)(3)	2001	63	Director
Ellen B. Richstone(1)(2)	2004	54	Director

(1)          Member, Compensation and Stock Option Committee

(2)          Member, Audit Committee

(3)          Member, Corporate Governance and Nominating Committee

The By-laws of the Company provide that each director is elected to hold office until the next annual meeting of shareholders, and until his successor is chosen and qualified. The officers of the Company are elected annually at the first meeting of the Board of Directors following the annual meeting of shareholders and hold office until their respective successors are chosen and qualified.

Rodger B. Dowdell, Jr. has been President and a Director since August 1985 and Chairman of the Board of Directors since June 1988. From January to August 1985, Mr. Dowdell worked for the Company as a consultant, developing a marketing and production strategy for uninterruptible power supply products. From 1978 to December 1984, he was President of Independent Energy, Inc., a manufacturer of electronic temperature controls.

Neil E. Rasmussen has been a Director of the Company since its inception and Chief Technical Officer of the Company since May 1998. Mr. Rasmussen was Vice President of the Company from its inception until June 2001, at which time he became Senior Vice President. From 1979 to 1981, Mr. Rasmussen worked in the Energy Systems Engineering Group at MIT’s Lincoln Laboratory.

Ervin F. Lyon has been a Director of the Company since its inception. Dr. Lyon has been a private investor since March 1993. From September 1985 to March 1993, Dr. Lyon worked for MIT’s Lincoln Laboratory, from which he retired in March 1993. From the inception of the Company through August 1985, Dr. Lyon was President of the Company and from inception of the Company through June 1988, Dr. Lyon was Chairman of the Board of Directors of the Company. From 1977 to 1981, Dr. Lyon was a member of the technical staff at MIT’s Lincoln Laboratory.

James D. Gerson has been a Director of the Company since August 1988. Mr. Gerson has been a private investor since April 2003 and previously was a Vice President of Fahnestock & Co. (currently Oppenheimer & Co.) for more than five years. Mr. Gerson is also a member of the Board of Directors of Fuel Cell Energy, Inc. and Ciprico, Inc.

John G. Kassakian has been a Director of the Company since June 2001. Dr. Kassakian has been Professor of Electrical Engineering at MIT since 1973 and is Director of the MIT Laboratory for Electromagnetic and Electronic Systems.

Ellen B. Richstone has been a Director of the Company since February 2004. Ms. Richstone has been Chief Financial Officer of Sonus Networks, Inc., a leading provider of voice over IP (VoIP) infrastructure solutions for wireline and wireless service providers, since January 2005. From December 2002 until December 2004, Ms. Richstone was President and Chief Executive Officer of Entrepreneurial Resources Group, a professional services firm that provides corporate operational and financial solutions. From November 1998 until November 2002, Ms. Richstone was Senior Vice President, Finance and Administration, and Chief Financial Officer of Brooks Automation, a manufacturer of automation hardware and software for the semiconductor industry. Ms. Richstone has also served as chief financial officer at Augat, Inc., Rohr Aerospace, and Honeywell Bull.

John F. Keane, Sr., a current director of the Company, has notified the Board of Directors that he does not intend to stand for re-election as a director of the Company upon the expiration of his current term at the 2006 Annual Meeting of Shareholders.

There are no family relationships between directors and executive officers of the Company, except that Mr. Dowdell is the uncle of Aaron L. Davis, Vice President, Worldwide Marketing and Communications.

THE BOARD OF DIRECTORS BELIEVES THAT FIXING THE NUMBER OF DIRECTORS AT SIX AND ELECTING ALL OF THE NOMINEES AS DIRECTORS IS IN THE BEST INTEREST OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE FOR THESE PROPOSALS.

CORPORATE GOVERNANCE

The Company believes that good corporate governance and an environment of the highest ethical standards are essential for the Company to achieve business success and to create shareholder value. The Board of Directors is committed to high corporate governance standards and works tirelessly to continue to improve those standards.

The Company maintains a corporate governance page on its website which contains complete information about its corporate governance initiatives. The corporate governance page may be found on the Company’s web site at www.apc.com under the “Corporate Governance” link contained in the “Investors” section.

Corporate Governance Guidelines and Director Independence

The Board of Directors has adopted a set of Corporate Governance Guidelines (“Governance Guidelines”), and the Board’s Corporate Governance and Nominating Committee is responsible for overseeing the Governance Guidelines and reporting and making recommendations to the Board concerning corporate governance matters. The Guidelines are posted on APC’s web site at www.apc.com under the “Corporate Governance” link contained in the “Investors” section.

The Company’s Governance Guidelines require the Board of Directors to nominate candidates for the Board so that, if elected, a majority of directors will be “independent directors”. For purposes of the Governance Guidelines, “independent director” means a director who (i) is not or has not within the prior five years been an employee of the Company or of any of its subsidiaries, (ii) has not, nor has a Family Member (as defined below), accepted from the Company or any of its subsidiaries more than $60,000 during the current or previous three fiscal years, other than the following: compensation for board or board committee service; payments arising solely from investments in the Company’s securities; compensation paid to a Family Member who is a non-executive employee of the Company or any of its subsidiaries; benefits under a tax-qualified retirement plan, or non-discretionary compensation; or loans permitted under Section 13(k) of the Securities Exchange Act of 1934, (iii) is not a Family Member of an individual who is or was at any time during the past three years, employed by the Company or by any subsidiary as an executive officer, (iv) is not, nor has a Family Member that is, a partner, controlling shareholder or executive officer of any business organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than (a) payments arising solely from investments in the Company’s securities or (b) payments under non-discretionary charitable contribution matching programs, (v) is not, nor has a Family Member who has been, employed as an executive officer of another entity where at any time during the past three years any of the Company’s executive officers serve on the compensation committee of such other entity or (vi) is not, nor has a Family Member who is, a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company’s audit at time during the past three years. For purposes of the Governance Guidelines, “Family Member” shall mean a person’s spouse, parents, children and siblings, whether by blood, marriage, or adoption, or anyone residing in such person’s home.

The definition of “independent director” contained in the Governance Guidelines is more stringent than the definition of “independent director” contained in the listing requirements of The Nasdaq Stock Market® (the “Nasdaq Rules”) in that the time horizon for the disqualifying independence event related to employment by the Company in the Governance Guidelines is five years while the Nasdaq Rules require only three years.

Each of the current Directors of the Company, with the exception of Messrs. Dowdell and Rasmussen who are also current employees of the Company, are independent directors under the Nasdaq Rules. As required by the Nasdaq Rules, the Board of Directors has made a determination as to each such independent director that no relationship exists which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Meetings of the Board of Directors and Committees

Board of Directors.   The Board of Directors of the Company met eight times and took action by unanimous written consent three times during the fiscal year ended December 31, 2005. The Board of Directors of the Company currently consists of seven Directors. The Board of Directors meets throughout the year on a regular schedule and also holds special meetings and acts by written consent from time to time as appropriate. The Board of Directors currently has, and appoints the members of, three standing committees: Audit; Compensation and Stock Option; and Corporate Governance and Nominating.

Audit Committee.   The Company’s Audit Committee met nine times during the fiscal year ended December 31, 2005. The Audit Committee is comprised of Mr. Gerson, its Chair, Mr. Keane, Dr. Lyon and Ms. Richstone. The Audit Committee oversees the accounting, tax and financial functions of the Company, and the audits of the financial statements of the Company. The Audit Committee assists the Board of Directors in fulfilling its responsibilities by reviewing with the Company’s independent auditors the scope and timing of their audit services and any other services the independent auditors are asked to perform and the independent auditor’s report on the Company’s consolidated financial statements following completion of their audit. The Audit Committee also (i) oversees the appointment, compensation, retention and oversight of the work performed by any independent public accountants engaged by the Company, (ii) serves as the Qualified Legal Compliance Committee of the Company in accordance with Section 307 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”) thereunder, (iii) recommends, establishes and monitors procedures designed to facilitate (a) the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters and (b) the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters, (iv) engages advisors as necessary, (v) monitors the performance of the Company’s internal auditing function, and (vi) determines the funding from the Company that is necessary or appropriate to carry out the Audit Committee’s duties.

The Audit Committee operates under a written charter which is posted on the Company’s web site at www.apc.com under the “Corporate Governance” link contained in the “Investors” section. Each of the members of the Audit Committee is an “independent director” as defined in the Governance Guidelines and the Nasdaq Rules. The Audit Committee includes at least one member who has been determined by the Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules. Ellen B. Richstone is the independent director who has been determined to be an audit committee financial expert. Shareholders should understand that this designation is a disclosure requirement of the SEC related to Ms. Richstone’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Ms. Richstone any duties, obligations or liabilities that are greater than are generally imposed on her as a member of the Audit Committee and Board of Directors, and her designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liabilities of any other member of the Audit Committee or Board of Directors.

Compensation and Stock Option Committee.   The Company’s Compensation and Stock Option Committee met eight times and took action by unanimous written consent one time during the fiscal year ended December 31, 2005. The Compensation and Stock Option Committee is comprised of Dr. Kassakian, its Chair, Mr. Gerson, Dr. Lyon and Ms. Richstone. The Compensation and Stock Option Committee makes recommendations to the Board of Directors regarding the compensation of directors of the Company, determines the compensation of officers and certain other key members of management, and is responsible for the administration of the Company’s 1987 Stock Option Plan, 1993 Non-Employee Director Stock Option Plan, Amended and Restated 1997 Stock Option Plan (“1997 Stock Option Plan”), 1997 Non-Employee Director Stock Option Plan, 2004 Long-Term Incentive Plan and 1997 Employee Stock Purchase Plan.

The Compensation and Stock Option Committee operates under a written charter which is posted on the Company’s web site at www.apc.com under the “Corporate Governance” link contained in the “Investors” section. Each of the members of the Committee is an “independent director” as defined in the Governance Guidelines and the Nasdaq Rules.

Corporate Governance and Nominating Committee.   The Corporate Governance and Nominating Committee met three times during the fiscal year ended December 31, 2005. The Committee is comprised of Mr. Keane, its Chair, Mr. Gerson, Dr. Kassakian and Dr. Lyon. The Corporate Governance and Nominating Committee is responsible for (i) reviewing and making recommendations to the Board of Directors regarding the composition and structure of the Board of Directors and its committees, (ii) establishing criteria for membership on the Board of Directors and evaluating corporate policies relating to the recruitment of members of the Board of Directors, and (iii) establishing, implementing and monitoring policies and processes regarding principles of corporate governance in order to ensure the Board of Directors’ compliance with its fiduciary duties to the Company and its shareholders. The Corporate Governance and Nominating Committee will consider nominations for directors from shareholders delivered pursuant to the Policy Governing Director Nominations which is discussed in more detail below in the section entitled Selection of Director Nominees.

The Corporate Governance and Nominating Committee operates under a written charter which is posted on the Company’s web site at www.apc.com under the “Corporate Governance” link contained in the “Investors” section. Each of the members of the Committee is an “independent director” as defined in the Governance Guidelines and the Nasdaq Rules.

Meetings of Independent Directors

The Governance Guidelines require that the independent directors meet regularly without members of management present.

Director Attendance at Board and Committee Meetings

During the fiscal year ended December 31, 2005, each director attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board on which such director served.

Attendance at Annual Meeting of Shareholders

The Board of Directors has adopted a policy strongly encouraging each Director to make every reasonable effort to attend Annual Meetings of Shareholders. All of the then serving directors attended the 2005 Annual Meeting of Shareholders.

Code of Ethics

The Company has adopted a Code of Ethics and Business Conduct (the “Code”) that applies to all employees, officers (including our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions) and directors, and has posted the Code on its web site at www.apc.com under the “Corporate Governance” link contained in the “Investors” section. The Code meets the requirements of regulations promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The Company requires all employees to adhere to the Code in addressing the legal and ethical issues encountered in conducting their work. The Code requires that employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. In support of the Code, the Company has provided its employees with multiple avenues for the reporting of violations of the Code and other similar concerns, including an anonymous telephone and Web-based hotline. The Company intends to disclose future amendments to the Code, and waivers granted to our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions, by posting such information on its web site at www.apc.com and as required by the SEC, Nasdaq or any governmental or regulatory body exercising authority over the Company.

Shareholder Communications with the Board of Directors

The Corporate Governance and Nominating Committee has established a procedure for shareholders to communicate with the Board of Directors. Communications should be in writing, addressed to American Power Conversion Corporation, 132 Fairgrounds Road, West Kingston, Rhode Island 02892, and marked to the attention of (i) the Chairman of the Board of Directors if the communication is intended for the Board of Directors as a whole, or (ii) the individual director, c/o General Counsel, if the communication is intended for an individual director. Copies of all communications so addressed will be forwarded to the appropriate directors for their review. For more information regarding shareholder-Board communications please see the Governance Guidelines posted on APC’s web site at www.apc.com under the “Corporate Governance” link contained in the “Investors” section.

Selection of Director Nominees

The Corporate Governance and Nominating Committee will consider candidates for membership on the Board of Directors who are recommended by shareholders. Shareholders may recommend any person for consideration as a nominee for director by mailing a written recommendation to American Power Conversion Corporation, 132 Fairgrounds Road, West Kingston, Rhode Island 02892, Attn: Corporate Governance and Nominating Committee, c/o General Counsel. Recommendations must include the name of the shareholder making the recommendation, the name of the candidate and a written statement from the shareholder making the recommendation stating why the candidate would be able to fulfill the duties of a director and any other information that is required to be disclosed under applicable rules and regulations of the SEC. Recommendations must be received no later than the 120th calendar day before the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting. The Company’s Policy Governing Director Nominations is posted on the Company’s web site at www.apc.com under the “Corporate Governance” link contained in the “Investors” section.

The Board of Directors believes that its directors should have the highest personal integrity and ideally reflect a mix of experience and other qualifications. In order to identify candidates for director nomination, the Corporate Governance and Nominating Committee may consult management, search firms and other advisors and may use such other methods as it deems appropriate. Once a candidate has been identified, the Committee will evaluate the candidate against a number of qualifications set forth in the Policy Governing Director Nominations, including independence, expertise, judgment, leadership ability, integrity and character, expertise in the industry, diversity of viewpoint, background or experiences, and, for incumbent directors, past performance. The Committee may then recommend a candidate for the Board’s selection as a director nominee. The committee will not evaluate candidates nominated by shareholders differently than candidates nominated by others.

Director Emeritus

Effective as of June 9, 2005, the Board of Directors appointed Emanuel E. Landsman a Director Emeritus of the Company. A director emeritus of the Company (i) serves at the pleasure of the Board of Directors, (ii) may attend meetings of the Board of Directors but may not vote, (iii) may be invited to attend meetings of the committees of the Board of Directors but may not vote, and (iv) receives no compensation other than reimbursement of travel expenses incurred in connection with attendance at meetings. Dr. Landsman has been Vice President of the Company since its inception and was a Director of the Company from inception until June 2005. Dr. Landsman was Clerk of the Company from inception until June 2001. From 1966 to 1981, Dr. Landsman worked at the Massachusetts Institute of Technology’s Lincoln Laboratory, where he was in the Space Communications Group from 1966 to 1977 and the Energy Systems Engineering Group from 1977 to 1981.

Compensation of Directors

As compensation for serving on the Board of Directors each non-employee director receives cash compensation of (i) an annual retainer of $25,000 per year, paid quarterly, (ii) a  $2,000 fee for attendance at an in-person meeting of the Board of Directors, (iii) a  $1,000 fee for attendance at a telephonic meeting of the Board of Directors, (iv) a  $1,500 fee for attendance at an in-person meeting of a committee of the Board of Directors, and (v) a $750 fee for attendance at a telephonic meeting of a committee of the Board of Directors. No meeting fee is paid for attendance at a committee meeting that is held on the same day as a meeting of the Board of Directors. The Chair of the Audit Committee is paid an annual retainer of $10,000, and the Chairs of the other committees are paid an annual retainer of $5,000, all of which retainers are paid quarterly. Non-employee directors are reimbursed for reasonable expenses incurred in connection with attending meetings. Non-employee directors are also automatically awarded 4,000 restricted stock units, or the equivalent, on June 30 of each year.

On February 12, 1997, the Board of Directors of the Company adopted the 1997 Non-Employee Director Stock Option Plan (the “1997 Director Plan”), subject to approval by the Company’s shareholders, which approval was granted on April 21, 1997. The 1997 Director Plan authorized the grant on April 21, 1997 and, subject to availability of shares under the 1997 Director Plan, each February 12th thereafter, of an option to purchase 20,000 shares of Common Stock to each member of the Company’s Board of Directors who is neither an employee nor officer of the Company. Since adequate shares were not available for grant under the 1997 Director Plan, no options were granted to non-employee directors in February 2004. The Board of Directors does not currently intend to grant options to purchase any of the shares remaining available for issuance under the 1997 Director Plan.

In April 2004, the Board of Directors of the Company adopted the 2004 Long-Term Incentive Plan (the “LTI Plan”), subject to approval of the Company’s shareholders, which approval was granted on June 10, 2004. The LTI Plan replaced the 1997 Stock Option Plan and 1997 Non-Employee Director Stock Option Plan as the primary vehicle to provide long-term, equity-based incentive compensation to the Company’s employees and non-employee directors. In connection with the implementation of the new non-employee director compensation structure in 2004, commencing in 2005 the Board of Directors of the Company authorized the automatic annual award under the LTI Plan of 4,000 restricted stock units, or the equivalent, on June 30 of each year to each non-employee director then serving. The awards made to the non-employee directors on June 30, 2005 vest in four equal installments commencing on June 30, 2006 and continuing on each successive June 30 thereafter.

EXECUTIVE COMPENSATION

The following table sets forth the annual and long-term compensation paid for services in all capacities to the Company for the fiscal years ended December 31, 2005, 2004 and 2003, of those persons who were at December 31, 2005 (i) the chief executive officer and (ii) the four other most highly compensated executive officers of the Company (collectively, the “Named Executive Officers”).

Summary Compensation Table

	Annual Compensation			Long-Term Compensation(1)

Name and Principal Position	Year	Salary	Bonus(2)	Restricted Stock Unit Awards($)(3)	Securities Underlying Options(#)	All Other Compensation(4)

Rodger B. Dowdell, Jr.	2005	$896,538	$230,019	—	—	$9,450
Chairman of the Board of Directors,	2004	747,692	345,808	—	—	9,225
President & Chief Executive Officer	2003	687,750	349,907	—	—	9,000
Neil E. Rasmussen	2005	325,000	74,654	—	—	—
Senior Vice President, Chief	2004	311,231	143,944	—	—	—
Technical Officer & Director	2003	285,276	145,776	—	—	—
Edward W. Machala	2005	470,596	122,158	$492,670	—	24,450
Senior Vice President, Operations &	2004	467,308	216,130	812,500	—	—
Chief Operations Officer	2003	425,596	217,480	—	—	—
Richard J. Thompson(5)	2005	238,461	202,692	1,357,090	30,000	—
Senior Vice President, Finance &	2004	—	—	—	—	—
Chief Financial Officer	2003	—	—	—	—	—
Aaron L. Davis	2005	265,000	68,034	223,200	—	24,450
Vice President, Worldwide Marketing	2004	275,192	127,276	812,500	—	9,225
and Communications	2003	265,000	135,415	—	—	9,000

(1)          Represents the value of restricted stock units awarded or the number of stock options granted during the fiscal years ended December 31, 2005, 2004 or 2003. The Company did not grant any stock appreciation rights or make any long-term incentive plan payouts during the fiscal years ended December 31, 2005, 2004 or 2003.

(2)          Includes bonus payments earned by the Named Executive Officers in the years indicated, for services rendered in such years, which were paid in subsequent years.

(3)          This column shows the market value of 2005 restricted stock unit awards based on the closing price for the Company’s Common Stock on the date of award. Restricted stock units awarded to the Named Executive Officers vest in four equal installments on June 30 in the year following the award and on each successive June 30. As of December 31, 2005, Mr. Machala held 56,500 restricted stock units having a value of $1,243,000, Mr. Thompson held 55,000 restricted stock units having a value of $1,210,000, and Mr. Davis held 47,500 restricted stock units having a value of $1,045,000. Unvested restricted stock unit awards earn dividend equivalents at the same rate as the dividends paid to stockholders.

(4)          Includes contributions by the Company to the Named Executive Officer’s account pursuant to the Company’s 401(k) Plan. In the case of Messrs. Machala and Davis in 2005, also includes dividend equivalents of $15,000 on unvested restricted stock units. The Company also provides the Named Executive Officers with certain group life, health, disability and other non-cash benefits generally available to all salaried employees, which are not included in this column pursuant to SEC rules.

(5)          Mr. Thompson’s employment with the Company commenced on May 23, 2005. The amount under the “Bonus” column for 2005 includes a signing bonus of $100,000, paid in accordance with the terms of Mr. Thompson’s employment agreement.

Option Grants in the Last Fiscal Year

The following table sets forth grants of stock options pursuant to the Company’s 2004 Long-Term Incentive Plan granted during the fiscal year ended December 31, 2005 to the Named Executive Officers.

	Individual Grants(1)				Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term(2)

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date(3)	5%	10%

Rodger B. Dowdell, Jr.	—	—	—	—	—	—
Neil E. Rasmussen	—	—	—	—	—	—
Edward W. Machala	—	—	—	—	—	—
Richard J. Thompson	30,000	7.5%	$24.35	6/23/15	$459,408	$1,164,229
Aaron L. Davis	—	—	—	—	—	—

(1)          All options were granted by the Compensation and Stock Option Committee at the fair market value on the date of grant.

(2)          Amounts reported in these columns represent amounts that may be realized upon exercise of the options and subsequent sale of the underlying shares immediately prior to the expiration of their term assuming the specified rates of appreciation (5% and 10%) on the market value of the Company’s Common Stock on the date of option grant, compounded annually from the date the respective options were granted, over the term of the options. The gains shown are net of the option exercise price but do not reflect deductions for taxes or other expenses associated with the exercise of the options or sale of the underlying shares. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company’s estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company’s Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

(3)          The grant date of all options is 10 years prior to the expiration date. Options vest at the rate of 25% on each anniversary of the grant date.

Option Exercises and Fiscal Year-End Values

The following table sets forth information for the Named Executive Officers with respect to options to purchase the Company’s Common Stock granted under the 1987 Stock Option Plan, the 1997 Stock Option Plan and the 2004 Long-Term Incentive Plan, including (i) the number of shares purchased upon exercise of options in 2005, (ii) the net value realized upon such exercise, (iii) the number of unexercised options outstanding at December 31, 2005 and (iv) the value of such unexercised options at December 31, 2005:

	Number of Shares Acquired on	Value	Number of Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005(1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Rodger B. Dowdell, Jr.	—	—	1,255,300	—	$11,315,779	—
Neil E. Rasmussen	—	—	466,000	—	4,170,558	—
Edward W. Machala	—	—	630,396	38,000	6,024,375	$418,000
Richard J. Thompson	—	—	—	30,000	—	—
Aaron L. Davis	39,730	$616,268	282,507	25,000	2,480,933	275,000

(1)          Value is based on the difference between the option exercise price and $22.00, the closing price as quoted on The Nasdaq Stock Market on the last trading day of the fiscal year, multiplied by the number of shares underlying the option.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2005 with respect to shares of the Company’s Common Stock that may be issued under existing equity compensation plans.

	A		B	C
Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column A)

Equity compensation plans approved by security holders(1)	11,756,624	(2)(3)	$15.69 (3)	10,714,647 (4)
Equity compensation plans not approved by security holders	—		—	—
Total	11,756,624		$15.69	10,714,647

(1)          Consists of the Company’s 1987 Stock Option Plan, 1993 Non-Employee Director Stock Option Plan, 1997 Stock Option Plan, 1997 Non-Employee Director Stock Option Plan and 2004 Long-Term Incentive Plan.

(2)          Excludes purchase rights accruing under the Company’s Amended and Restated 1997 Employee Stock Purchase Plan (“ESPP”), which has a current shareholder-approved reserve of 2,000,000 shares. (In Item No. 4 in this Proxy Statement, the Company is proposing to increase the shareholder-approved reserve to 3,000,000 shares.) Under the ESPP, each eligible employee may purchase up to 3,000 shares of Common Stock at semi-annual intervals on the first business day of each May and November at a purchase price per share equal to 85% of the lower of the closing selling price per share on either (i) the first business day of the preceding six-month period or (ii) the last business day of the preceding six-month period.

(3)          Excludes 1,137,495 restricted stock units awarded and outstanding under the 2004 Long-Term Incentive Plan.

(4)          Includes (i) 40,000 shares available for issuance under the 1997 Non-Employee Director Stock Option Plan, (ii) 883,040 shares available for issuance under the ESPP, and (iii) 9,791,607 shares available for issuance under the 2004 Long-Term Incentive Plan. The aggregate number of shares of the Company’s Common Stock that will be available for issuance under the 2004 Long-Term Incentive Plan is equal to (i) 11,724,804 shares, representing the number of shares that remained available for issuance under the 1997 Stock Option Plan as of June 10, 2004, the date on which the 2004 Long-Term incentive Plan was approved at the 2004 Annual Meeting of Shareholders (the “Effective Date”), plus (ii) such number of shares of Common Stock underlying outstanding awards under the 1997 Stock Option Plan that, after the Effective Date, expire or terminate without being exercised, provided that no more than an aggregate of 15,000,000 shares of Common Stock may be issued under the 2004 Long-Term Incentive Plan.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

The Company’s executive officer compensation policy is administered by the Compensation and Stock Option Committee of the Board of Directors (the “Compensation Committee”). The Compensation Committee is comprised of four of the Company’s independent, non-employee directors. Pursuant to the authority delegated by the Board of Directors, the mission of the Compensation Committee is to ensure the effective use of resources by creating a leadership compensation system which supports a culture of ownership, appropriate risk-taking, teamwork and trust. The Compensation Committee establishes the compensation of senior management, including the Chief Executive Officer, other executive officers, non-executive officers and certain other key leaders of the Company.

Executive Compensation Philosophy

The Company’s executive compensation philosophy is based upon the belief that competitive compensation is essential to attract, motivate and retain highly qualified and effective leaders. The Company provides the leadership team with a total compensation opportunity that is intended to match competitive standards for commensurate performance. The executive compensation policy includes various components of compensation that are intended to align management behaviors and priorities directly with the Company’s strategic objectives and to encourage management to act in the best long-term interests of the Company and its shareholders.

The fundamental objectives of the Company’s executive compensation policy are to:

•       enhance profitability of the Company and shareholder value;

•       emphasize team achievement and an ownership culture;

•       align compensation with the Company’s annual and long-term performance goals;

•       reward above-average long-term corporate performance;

•       reinforce individual growth in leadership capabilities and contribution over an individual’s career; and

•       encourage long-term retention.

Executive Officer Compensation Components

The three major components of the Company’s executive officer compensation are base salary, annual cash bonus and periodic long-term equity-based incentive awards.

Base Salary

The Compensation Committee periodically reviews the base salaries of the Company’s executive officers. In setting executive officer base salaries, the Compensation Committee performs a competitive market assessment by considering compensation for comparable positions in an industry peer group of companies. Most of the peer group companies are engaged in the manufacture and sale of computer hardware, peripherals and components, and are industry peers and those successful organizations that the Company wishes to emulate. The Company’s policy generally is to target base salary levels for executive officers at approximately the 50th percentile of executives at peer group companies. The Compensation Committee also considers a number of qualitative factors including the nature and responsibility of the position, the experience, skills, performance and leadership capability of the executive, and recommendations of the Chief Executive Officer (except with respect to his compensation) and the Company’s Human Resources Department.

In the first quarter of 2006, the Compensation Committee reviewed with an independent compensation consultant the base salaries of the executive officers of the Company. As a result of such review and evaluation, the base salaries of the executive officers, including the company’s Chief Executive Officer, remained the same since the comparison with peer group companies indicated that such base salaries were within acceptable target ranges.

Annual Cash Bonus

The purpose of the annual cash bonus is to promote world-class performance and to recognize and reward the contribution of all executives in achieving or exceeding the Company’s established goals and objectives. As noted in last year’s report, in connection with the Compensation Committee’s 2004 review of the Company’s compensation practices, and in order to ensure that the entire organization is aligned and focused on the same goals, the executive officer annual cash bonus formula was restructured so that executive officer bonuses would be calculated based on the same criteria used to determine the quarterly bonus (which is expressed as a percentage of quarterly salary) under the operating-profit driven incentive bonus plan (“IBP”) for non-executive employees of the Company. The quarterly IBP is calculated in accordance with a formula which utilizes the weighted average of (a) customer satisfaction, which represents 30% of the formula, and (b) the Company’s actual quarterly revenues as a percentage of target quarterly revenues, which represents 70% of the formula. The 2005 executive officer annual cash bonus provided for an aggregate annual payment determined by applying a multiple of each quarter’s IBP to the salary earned by the executive during that quarter. After applying the multiple to quarterly results, bonuses were paid in February 2006 to each of the executive officers of the Company at the rate of 26.25% of 2005 annual base salary. The Summary Compensation Table in this proxy statement includes the bonuses paid to the named executive officers for 2005.

Long-Term Equity-Based Incentive Compensation

The goal of the Company’s long-term, equity-based incentive compensation awards is to (i) align executive interests with shareholder interests, (ii) help retain key executives in a competitive market for executive talent, and (iii) provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. It is the creation of an ownership culture that is seminal to the Company’s long-term equity-based incentive compensation philosophy.

The 2004 Long-Term Incentive Plan (“LTI Plan”), administered by the Compensation Committee, is the vehicle for the granting of equity-based incentive compensation to the Company’s employees. The LTI Plan gives the Compensation Committee the ability to utilize various equity vehicles, including stock options, restricted stock or restricted stock units, performance restricted stock or performance restricted stock units, as deemed appropriate. Although until 2004 the Company had historically utilized stock options as its sole form of equity compensation, adoption of the LTI Plan provided the Compensation Committee with the flexibility to use other forms of equity compensation as necessary to continue to attract, retain and motivate employees at all levels. The Compensation Committee has made a determination to utilize restricted stock units, in place of stock options, as the primary annual equity compensation vehicle for executive officers and awarded restricted stock units to certain executive officers of the Company in 2005. The restricted stock unit awards entitle the executive to receive one share of the Company’s Common Stock per restricted stock unit, without the payment by the recipient of any consideration to the Company. The restricted stock unit awards will vest, and the underlying Common Stock will concurrently issue, ratably over four years. Restricted stock unit awards are subject to forfeiture of the unvested portion if the executive’s service relationship with the Company terminates. The Summary Compensation Table in this proxy statement includes the value of the restricted stock units awarded to the named executive officers in 2005.

In keeping with the Company’s long-standing equity compensation practices, the Company’s Chief Executive Officer, Mr. Dowdell, and the Company’s Senior Vice President and Chief Technical Officer, Mr. Rasmussen, voluntarily did not participate in any equity compensation awards in 2005 due to the size of their existing equity ownership positions in the Company.

Benefits

The Compensation Committee believes that the Company must offer a competitive benefits program to attract and retain key executives. During 2005, the Company provided medical and other benefits to our executives that are generally available to other employees.

Chief Executive Officer Compensation

The Compensation Committee utilized the same philosophy, objectives and principles described above in determining the compensation for Mr. Dowdell, the Company’s Chief Executive Officer.

The Chief Executive Officer’s employment agreement generally provides that his cash compensation shall be in accordance with standards for chief executive officers of similar size electronics companies. As noted above, Mr. Dowdell’s salary has not been increased by the Compensation Committee. Under the Company’s annual cash bonus policy, Mr. Dowdell also received a bonus of $230,019 for his services in 2005. As mentioned in Long-Term Equity-Based Incentive Compensation above, no equity compensation was awarded to Mr. Dowdell in 2005.

Tax Considerations

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to the Named Executive Officers in any fiscal year. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The Compensation Committee has considered the limitations on deductions imposed by Section 162(m) of the Code, and it is the Compensation Committee’s present intention, so long as it is consistent with the overall executive officer compensation philosophy and objectives, to structure executive compensation to minimize the application of the deduction limitations of Section 162(m) of the Code. However, the Compensation Committee believes that it is important to retain maximum flexibility in designing compensation programs that meet the Company’s executive officer compensation philosophy and objectives and does not limit compensation to those types of compensation that will be deductible under Section 162(m) of the Code.

This report has been submitted by the members of the Compensation Committee.

John G. Kassakian, Chair
James D. Gerson
Ervin F. Lyon
Ellen B. Richstone

Compensation Committee Interlocks and Insider Participation

Dr. Kassakian, Mr. Gerson, and Dr. Lyon served as the members of the Compensation and Stock Option Committee throughout 2005. Ms. Richstone became a member of the Compensation and Stock Option Committee in June 2005. Prior to 1986, Dr. Lyon was an executive officer of the Company. No executive officer of the Company served as a member of the Compensation and Stock Option Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company. Nor did any executive officer of the Company serve as a director of another entity, one of whose executive officers serve on the Compensation and Stock Option Committee of the Company.

Certain Relationships and Related Transactions

Since January 1, 2005, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer or holder of more than 5% of the Common Stock of the Company or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

EMPLOYMENT CONTRACT AND CHANGE-IN-CONTROL AGREEMENTS

The Company has entered into an employment agreement with Mr. Dowdell, its Chief Executive Officer. The agreement is automatically renewed annually unless either party notifies the other 60 days prior to the renewal date. Pursuant to the agreement, the Company pays the Chief Executive Officer an annual salary and a bonus which are based on the salaries and bonuses paid to chief executive officers of electronics companies having approximately the same revenues as the Company. The Chief Executive Officer is obligated under the agreement not to compete with the Company while he is employed by the Company and for a period of one year thereafter.

Effective as of May 23, 2005 (the “Effective Date”), the Company entered into an Employment Agreement with Mr. Thompson, its Chief Financial Officer. The Employment Agreement runs for a period of two years from the Effective Date and thereafter on each anniversary of the Effective Date automatically extends for one additional year unless either the Company or Mr. Thompson provides the other with notice of non-renewal at least 60 days before the anniversary of the Effective Date. The Employment Agreement provides for the payment of severance amounts to Mr. Thompson upon the occurrence of certain events, including in the event of non-renewal of the Employment Agreement by the Company, termination by the Company “without cause” (as defined in the Employment Agreement) and termination by Mr. Thompson for “substantial breach” (as defined in the Employment Agreement). In the case of termination by the Company “without cause” and termination by Mr. Thompson for “substantial breach”, the Company is required to (i) pay to Mr. Thompson the sum of Mr. Thompson’s annual base salary plus the executive bonus paid to Mr. Thompson for the prior calendar year, (ii) pay to Mr. Thompson a prorated executive bonus for the calendar year in which the termination date falls, and (iii) reimburse Mr. Thompson for his continued participation in the Company’s group health insurance plans for a period of one year. In the case of termination due to non-renewal by the Company, the Company is required to pay to Mr. Thompson the sum of Mr. Thompson’s annual base salary plus the executive bonus paid to Mr. Thompson for the prior calendar year.

Except for Messrs. Dowdell and Thompson, the Company does not have employment agreements with any other executive officers.

The Company has also entered into separate Change-In-Control Severance Agreements with Rodger B. Dowdell, Jr., Neil E. Rasmussen, Edward W. Machala, Aaron L. Davis and Richard J. Thompson which are designed to provide an incentive to each executive to remain with the Company leading up to and following a Change in Control. For purposes of the agreements, “Change in Control” means (i) the members of the Board of Directors of the Company at the beginning of any consecutive 12-calendar month period (“Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the Board, provided that any director whose election, or nomination for election, was approved by at least a majority of the members of the Board then still in office who were members of the Board at the beginning of the 12-calendar month period shall be deemed to be an Incumbent Director, (ii) any consolidation or merger whereby the shareholders of the Company immediately prior to the consolidation or merger do not, immediately after the consolidation or merger, beneficially own shares representing 50% or more of the combined voting power of the securities of the corporation (or its ultimate parent corporation) issuing cash or securities in the consolidation or merger, (iii) any sale or other transfer of all or substantially all of the assets of the Company to another entity, other than an entity of which at least 50% of the combined voting power is owned by shareholders in substantially the same proportion as their ownership of the Company prior to the transaction, or (iv) any approval by the shareholders of the Company of a plan for liquidation or dissolution of the Company; provided that, notwithstanding the foregoing, none of those events shall constitute a Change in Control unless the event constitutes a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assests” within the meaning of Section 409A of the Internal Revenue Code. Upon a Change in Control, all of the executive’s unvested stock options and restricted stock units automatically vest and become immediately exercisable. In the event of a subsequent termination of the executive’s employment for any reason, all of the executive’s stock options become exercisable for the lesser of (i) the remaining applicable term of the particular stock option or (ii) three years from the date of termination. The provisions regarding acceleration of vesting upon a Change of Control and extension of the period of exercisability are subject to certain limitations applicable to “incentive stock options” contained in Section 422 of the Internal Revenue Code. If within two years following a Change in Control the executive’s employment is terminated (i) by the Company other than for specified cause, death or disability, or (ii) by the executive for specified good reason, the executive shall be entitled to the following:

(a) a multiple (the “Multiple”) of the executive’s annual base salary and the executive’s bonus for the preceding year; (b) continued health, life and disability benefits for a period of years equal to the Multiple; (c) outplacement services for up to one year following termination; (d) up to $5,000 of financial planning services; and (e) accrued vacation pay. The Multiple for Messrs. Dowdell and Rasmussen is three and for Messrs. Machala, Davis and Thompson is two. If all or any portion of the benefits and payments provided to the executive would constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code resulting in the imposition on the executive of an excise tax, the payments and benefits will be “grossed-up” so as to place the executive in the same after-tax position as if no excise tax had been imposed.

ITEM NO. 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed KPMG LLP (“KPMG”) to serve as independent auditors for the fiscal year ending December 31, 2006 and presents this selection to the shareholders for ratification. A representative of KPMG is expected to be at the Meeting and will be given the opportunity to make a statement if so desired and will be available to respond to appropriate questions from the shareholders.

The Board of Directors has put this proposal before the shareholders because the Board believes that seeking shareholder ratification of the selection of the independent auditor is good corporate practice. If the appointment of KPMG is not ratified, the Audit Committee will first review the basis for the shareholder vote and the Company’s relationship with KPMG and will then take such action as it deems necessary.

THE BOARD OF DIRECTORS BELIEVES THAT RATIFICATION OF THE SELECTION OF KPMG AS THE INDEPENDENT AUDITORS OF THE COMPANY IS IN THE BEST INTEREST OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE FOR THIS PROPOSAL.

Audit Fees

The following table presents the fees for professional audit services rendered by KPMG for the fiscal years ended December 31, 2005 and 2004.

	2005	2004
Audit Fees	$3,635,194	$3,678,181
Audit-Related Fees	25,743	48,179
Tax Fees	1,569	19,804
All Other Fees	0	0
Total	$3,662,506	$3,746,164

In the above table, (i) “Audit Fees” comprise fees for professional services for the audit of the Company’s consolidated financial statements included in the Form 10-K, review of financial statements included in Form 10-Qs, for services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements, and for services in connection with audit of, and attestation of management’s report on the effectiveness of, the Company’s internal control over financial reporting, (ii) “Audit-Related Fees” comprise fees that are reasonably related to the performance of the audit or review of the Company’s financial statements, and for 2005 and 2004 included fees for the audit of employee benefit plans and for regulatory matters, (iii) “Tax Fees” comprise fees for tax compliance, planning and advice, and for 2005 and 2004 included international tax assistance, and (iv) “All Other Fees” comprise fees for services not include in any of the above three categories.

Pre-Approval of Independent Auditor Services

The Audit Committee has adopted a policy requiring pre-approval of all audit and permissible non-audit services to be provided by the Company’s independent auditor. These services may include audit services, audit-related services, tax services and other services which are not otherwise prohibited by SEC rules or regulations. The Chair of the Audit Committee or, in the event of the unavailability of the Chair, another member of the Committee, may pre-

approve audit and permitted non-audit services that arise between Committee meetings, provided that the decision to pre-approve is reported to the Committee at the next scheduled Committee meeting. In 2005, the services outlined in the table above were pre-approved in accordance with the Company’s pre-approval policy and the rules and regulations of the SEC.

Report of the Audit Committee

Management has primary responsibility for the Company’s financial reporting process, principles and internal controls as well as preparation of its consolidated financial statements. The Company’s independent auditors, who are accountable to the Audit Committee, are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States. The Audit Committee is responsible for ensuring that both management and the independent auditor effectively discharge their respective responsibilities.

The Audit Committee of the Board of Directors is composed of four non-employee directors, each of whom meets the independence requirements of the Company’s Governance Guidelines and the Nasdaq Rules. The Audit Committee operates under a written charter which is posted on the Company’s web site at www.apc.com under the “Corporate Governance” link contained in the “Investors” section. As more fully detailed in the Charter, the Audit Committee’s primary responsibilities are as follows:

•       Appointing, compensating and retaining the Company’s independent public auditors, and overseeing the work performed by the independent public auditors.

•       Assisting the Board of Directors in fulfilling its responsibilities by reviewing, as required, the financial reports provided by the Company to the Securities and Exchange Commission (“SEC”) and the Company’s shareholders.

•       Monitoring the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance.

•       Recommending, establishing and monitoring procedures designed to improve the quality and reliability of the disclosure of the Company’s financial condition and results of operations.

•       Monitoring the performance of the Company’s independent internal auditing function.

•       Providing an avenue of communication among the independent auditors, management, internal auditors and the Board of Directors.

As part of its oversight responsibilities, the Audit Committee reviews and discusses with both management and the independent auditors all annual and quarterly financial statements prior to filing with the SEC. Management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with accounting principles generally accepted in the United States, and reviewed significant accounting and disclosure issues with the Audit Committee. In connection with these reviews, the Audit Committee discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Additionally, the Audit Committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG matters relating to its independence from the Company. The Audit Committee has also determined that the independent auditors’ provision of non-audit services in 2005 was compatible with and did not impair the auditors’ independence.

The Audit Committee has discussed with the Company’s internal auditors and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the company’s financial reporting. The Audit Committee has worked actively with management and outside advisors to review and oversee the steps taken to continuously improve the effectiveness of the company’s internal control processes and procedures.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

This report has been submitted by the members of the Audit Committee.

James D. Gerson, Chair
John F. Keane, Sr.
Ervin F. Lyon
Ellen B. Richstone

ITEM NO. 4: APPROVAL OF THE AMENDED AND RESTATED 1997 EMPLOYEE STOCK PURCHASE PLAN

At the Meeting, shareholders will be asked to approve an amended and restated version of APC’s Amended and Restated 1997 Employee Stock Purchase Plan (the “Plan”). On April 21, 1997, the Company’s shareholders approved the adoption of the Plan, which had been adopted by the Board of Directors of the Company (the “Board”) on February 12, 1997. On November 14, 1997, the Board amended and restated the Plan to change the Payment Periods (as that term is defined in the Plan) from one twelve-month period to two six-month periods each year. As described below, the proposed amended and restated version of the Plan was adopted by the Board on March 15, 2006, subject to shareholder approval.

A total of one million (1,000,000) shares of Common Stock, $0.01 par value (the “Common Stock”), were originally reserved for issuance under the Plan. In May 1999, the Common Stock split two-for-one, resulting in a total of two million (2,000,000) shares of Common Stock available for issuance under the Plan. At December 31, 2005, there remained 883,040 unissued shares reserved for issuance under the Plan. The Plan was originally set to terminate on February 11, 2007.

The Board on March 15, 2006 adopted amendments, subject to approval by the Company’s shareholders, (i) extending the Plan for an additional ten (10) years; and (ii) increasing from two million (2,000,000) to three million (3,000,000) the aggregate number of shares of Common Stock which may be issued pursuant to the Plan (including the 1,116,960 shares issued under the Plan as of December 31, 2005).

The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Meeting and entitled to vote will be required to approve adoption of the proposed amended and restated version of the Plan. The Board of Directors unanimously recommends a vote FOR the approval of the adoption of the proposed amended and restated version of the Plan.

The following is a summary description of the Plan, as proposed to be amended and restated, which is qualified in its entirety by reference to the complete text of the amended and restated version of the Plan which is attached as Appendix I to this Proxy Statement.

Summary of the Plan (as proposed to be amended and restated)

Purpose.   The Plan is intended to encourage stock ownership by all eligible employees of the Company and participating subsidiaries so that they may share in the growth of the Company by acquiring or increasing their proprietary interest in the Company. The Plan is designed to encourage eligible employees to remain in the employ of the Company. Under the Plan, payroll deductions are used to purchase the Company’s Common Stock for eligible participating employees through the exercise of stock options.

Shares Subject to the Plan.   The Plan authorizes the issuance of up to three million (3,000,000) shares of Common Stock (subject to adjustment for capital changes) pursuant to the exercise of nontransferable options granted to participating employees. As of December 31, 2005, 1,116,960 of such authorized shares had been issued under the Plan. The Common Stock subject to the options under the Plan includes shares of the Company’s authorized but unissued Common Stock and shares of Common Stock reacquired by the Company, including shares purchased in the open market.

Option holders are generally protected against dilution in the event of certain capital changes such as a recapitalization, stock split, merger, consolidation, reorganization, combination, liquidation, stock dividend or similar transaction.

Eligibility.   Employees of the Company (and participating subsidiaries) whose customary employment with the Company or any of its subsidiaries is more than twenty (20) hours per week and for more than five months in any calendar year shall be eligible to receive options under the Plan. Persons who are eligible employees on or before the first day of any Payment Period who elect to participate in the Plan shall receive their options as of such day. An employee may not be granted an option under the Plan if, after the granting of the option, such employee would be treated as owning 5% or more of the total combined voting power or value of all classes of stock of the Company or its subsidiaries. Only United States employees are currently eligible to participate in the Plan.

Administration.   The Plan is administered by the Compensation and Stock Option Committee of the Board (the “Compensation Committee”). The Compensation Committee, subject to the provisions of the Plan, has the power to construe the Plan, to determine all questions thereunder, and to adopt and amend such rules and regulations for administration of the Plan as it may deem appropriate.

Payment Periods; Payment for Shares of Common Stock.   An employee electing to participate in the Plan must authorize an amount (a whole percentage not less than 1% nor more than 10% of the employee’s base pay or salary compensation) to be deducted by the Company from the employee’s base pay or salary and applied toward the purchase of Common Stock under the Plan. The “Payment Periods” commence on May 1st and November 1st of each year and end on October 31st and April 30th, respectively. On the first business day of each Payment Period, the Company grants to each Plan participant an option to purchase shares of Common Stock. On the last day of the Payment Period, the employee will be deemed to have exercised this option, at the option price, to the extent of such employee’s accumulated payroll deductions, on the condition that the employee remains eligible to participate in the Plan throughout the applicable Payment Period. In no event, however, may the employee exercise an option granted under the Plan for more than three thousand (3,000) shares during a Payment Period. If the amount of the accumulated payroll deductions exceeds the aggregate purchase price of three thousand (3,000) shares, the excess of the amount of accumulated payroll deductions over the aggregate purchase price of the three thousand (3,000) shares will be promptly refunded to the employee without interest. Furthermore, no employee may be granted an option which permits the employee’s right to purchase shares of Common Stock under the Plan, and all other Section 423 plans of the Company and any subsidiary companies, to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined on the respective date(s) of grant) for each calendar year in which the option is outstanding. Any excess accumulation of payroll deductions will be promptly refunded to the employee without interest. Under the terms of the Plan, the option price is an amount equal to the lesser of (i) 85% of the average market price of the Common Stock on the first business day of the Payment Period or (ii) 85% of the average market price of the Common Stock on the last business day of the Payment Period. The Company will accumulate and hold for the employee’s account the amounts deducted from the employee’s pay. No interest will be paid on these amounts.

For purposes of the Plan, the term “average market price” on any date means (i) the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the Nasdaq Stock Market, if the Common Stock is not then traded on a national securities exchange, or (iii) the average of the closing bid and asked prices last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the Nasdaq Stock Market; or (iv) if the Common Stock is not publicly traded, the fair market value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm’s length. An employee may enter the Plan by delivering to the Company, at least 10 days before the beginning date of the next succeeding Payment Period, an authorization (i) stating the initial percentage to be deducted from the employee’s pay, (ii) authorizing the purchase of shares of Common Stock for the employee in each Payment Period in accordance with the terms of the Plan and (iii) specifying the exact name or names in which shares purchased by the employee are to be issued.

If an employee is not a participant in the Plan on the last day of the Payment Period, the employee generally is not entitled to exercise his option. An employee’s rights under the Plan generally terminate upon his voluntary withdrawal from the Plan at any time, or when he ceases employment because of retirement, resignation, discharge, death or any other reason, except that employment shall be treated as continuing intact while an employee is on military leave, sick leave or other bona fide leave of absence, for up to 90 days, or for so long as the employee’s right to reemployment is guaranteed either by statute or by contract, if longer.

Transferability.   An employee’s rights under the Plan are the employee’s alone and may not be transferred to, assigned to, or availed of by any other person. Any option granted to an employee may be exercised, during the employee’s lifetime, only by the employee.

Withdrawal from Plan.   An employee may withdraw from the Plan, in whole but not in part, at any time prior to the last business day of each Payment Period by delivering a withdrawal notice to the Company, in which event the Company will refund, without interest, the entire balance of the employee’s deductions not previously used to purchase stock under the Plan.

Amendments and Termination.   The Compensation Committee may from time to time adopt amendments to the Plan provided that, without the approval of the Company’s shareholders, no amendment may increase the number of shares that may be issued under the Plan or change the class of the employees eligible to receive options under the Plan or cause Rule 16b-3 under the Securities Exchange Act of 1934 to be inapplicable to the Plan. The Plan may be terminated at any time by the Compensation Committee but such termination will not affect options then outstanding under the Plan. If at any time shares of Common Stock reserved for the purposes of the Plan remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares will be apportioned among participants in proportion to the amount of payroll deductions accumulated on behalf of each participant that would otherwise be used to purchase stock, and the Plan will terminate. Upon termination of the Plan, all payroll deductions not used to purchase Common Stock will be refunded to Plan participants without interest. Unless terminated earlier, the Plan will expire on February 11, 2017.

Federal Income Tax Consequences.   The following discussion summarizes certain U.S. federal income tax considerations for persons receiving options under the Plan and certain tax effects on the Company based upon the provisions of the Internal Revenue Code as in effect on the date of this Proxy Statement, current regulations and existing administrative rulings of the IRS. However, the summary is not intended to be a complete discussion of all the federal income tax consequences of the Plan:

1.     The amounts deducted from an employee’s pay under the Plan will be included in the employee’s compensation subject to federal income tax. Subject to certain requirements, generally no additional income will be recognized by the employee either at the time options are granted pursuant to the Plan or at the time the employee purchases shares pursuant to the Plan.

2.     If the employee disposes of shares purchased pursuant to the Plan more than two years after the first business day of the Payment Period in which the employee acquired the shares, then upon such disposition the employee will recognize ordinary income in an amount equal to the lesser of:

(a)    the excess, if any, of the fair market value of the shares at the time of disposition over the amount the employee paid for the shares, or

(b)   the excess of the fair market value of the shares on the first business day of the Payment Period over the option price.

In addition, the employee generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of shares and the employee’s tax basis in the shares (generally the amount the employee paid for the shares plus the amount, if any, taxed as ordinary income). If the employee’s holding period for the shares exceeds one year, such gain or loss will be long-term capital gain or loss.

3.     If the employee disposes of shares purchased pursuant to the Plan within two years after the first business day of the Payment Period in which the employee acquired the shares, then upon disposition the employee will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on the last business day of the applicable Payment Period over the amount the employee paid for the shares.

In addition, the employee generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and the employee’s tax basis in the shares (generally the amount the employee paid for the shares plus the amount, if any, taxed to the employee as ordinary income). If the employee’s holding period for the shares is more than one year, such gain or loss will be long-term capital gain or loss.

4.     If the employee disposes of shares purchased pursuant to the Plan more than two years after the first business day of the Payment Period, the Company will not be entitled to any federal income tax deduction with respect to the options granted or the shares issued upon their exercise. If the employee disposes of shares purchased pursuant to the Plan prior to the expiration of the two-year holding period, the Company generally will be entitled to a federal income tax deduction in an amount equal to the amount which is treated as ordinary income to the employee as a result of the disposition.

THE BOARD OF DIRECTORS BELIEVES THAT APPROVAL OF THE AMENDMENTS TO THE PLAN IS IN THE BEST INTEREST OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE FOR THIS PROPOSAL.

PERFORMANCE GRAPH

The following graph illustrates a five-year comparison of cumulative total shareholder return among the Company, the University of Chicago’s Center for Research in Security Prices (“CRSP”) Index for The Nasdaq Stock Market and the CRSP Index for Nasdaq Electronic Components Stocks (SIC 367, a peer group index which includes electronic components companies). The comparison assumes $100 was invested on December 31, 2000 in the Company’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. The Company began paying dividends on its Common Stock on September 15, 2003.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG THE COMPANY,
THE NASDAQ STOCK MARKET AND NASDAQ ELECTRONIC COMPONENTS STOCKS

	2000	2001	2002	2003	2004	2005
Broad Market Index(1)	$ 100.00	$ 79.30	$ 54.80	$ 82.00	$ 89.20	$ 91.10
Peer Group Index(2)	100.00	68.30	36.60	70.40	55.70	55.20
APC	100.00	116.80	122.80	199.60	177.70	185.80

(1)          CRSP Index for Nasdaq Stock Market

(2)          CRSP Index for Nasdaq Electronic Components Stocks

SECTION 16 REQUIREMENTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it with respect to fiscal 2005, or written representations from certain reporting persons, the Company believes that all of its directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities complied with all filing requirements applicable to them with respect to transactions during 2005.

VOTING PROCEDURES

Shareholders whose shares are registered in their own name may, as an alternative to voting in person, vote by telephone, via the Internet or by completing, signing, dating and mailing the enclosed proxy card. Instructions for voting by telephone or via the Internet are included with the enclosed proxy card.

Shareholders whose shares are held in a “street name” (through a broker, bank or other nominee) may receive a separate voting instruction form with this Proxy Statement, or may need to contact their broker, bank or other nominee to determine whether they will be able to vote electronically using the telephone or the Internet.

SHAREHOLDER PROPOSALS

The deadline for submission of proposals by shareholders pursuant to Rule 14a-8 issued under the Exchange Act, which are intended for inclusion in the proxy statement to be furnished to all shareholders entitled to vote at the next annual meeting of shareholders of the Company, is December 25, 2006. The deadline for submission of proposals of shareholders intended to be presented at the next annual meeting of shareholders of the Company (which are not otherwise submitted for inclusion in the proxy statement in accordance with the preceding sentence) is March 10, 2007. In submitting such proposals, shareholders must comply with the requirements set forth in both the Amended and Restated By-Laws of the Company and in Rule 14a-4(c)(2)(i)-(iii) under the Exchange Act. In order to curtail any controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by the Company. In addition to soliciting shareholders by mail or by its regular employees, the Company may request banks and brokers to solicit their customers who have stock of the Company registered in the name of a nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company, none of whom will receive additional compensation therefor, may also be made of some shareholders in person or by mail, telephone or electronic means, following the original solicitation. The Company has retained Morrow & Co. Incorporated to assist in the solicitation of proxies, and will pay this company a fee of $6,500 plus expenses.

APPENDIX I

AMENDED AND RESTATED
1997 EMPLOYEE STOCK PURCHASE PLAN

Article 1 - Purpose.

This Amended and Restated 1997 Employee Stock Purchase Plan (the “Plan”) is intended to encourage stock ownership by all eligible employees of American Power Conversion Corporation (the “Company”), a Massachusetts corporation, and its participating subsidiaries (as defined in Article 17) so that they may share in the growth of the Company by acquiring or increasing their proprietary interest in the Company. The Plan is designed to encourage eligible employees to remain in the employ of the Company and its participating subsidiaries. The Plan is intended to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

Article 2 - Administration of the Plan.

The Plan may be administered by a committee appointed by the Board of Directors of the Company (the “Committee”). The Committee shall consist of not less than two members of the Company’s Board of Directors. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors. The Committee may select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. Acts by a majority of the Committee, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee.

The interpretation and construction by the Committee of any provisions of the Plan or of any option granted under it shall be final, unless otherwise determined by the Board of Directors. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best, provided that any such rules and regulations shall be applied on a uniform basis to all employees under the Plan. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

In the event the Board of Directors fails to appoint or refrains from appointing a Committee, the Board of Directors shall have all power and authority to administer the Plan. In such event, the word “Committee” wherever used herein shall be deemed to mean the Board of Directors.

Article 3 - Eligible Employees.

All employees of the Company or any of its participating subsidiaries whose customary employment is more than 20 hours per week and for more than five months in any calendar year shall be eligible to receive options under the Plan to purchase Common Stock of the Company, and all eligible employees shall have the same rights and privileges hereunder. Persons who are eligible employees on the first business day of any Payment Period (as defined in Article 5) shall receive their options as of such day. Persons who become eligible employees after any date on which options are granted under the Plan shall be granted options on the first day of the next succeeding Payment Period on which options are granted to eligible employees under the Plan. In no event, however, may an employee be granted an option if such employee, immediately after the option was granted, would be treated as owning stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent corporation or subsidiary corporation, as the terms “parent corporation” and “subsidiary corporation” are defined in Section 424(e) and (f) of the Code. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

Article 4 - Stock Subject to the Plan.

The stock subject to the options under the Plan shall be shares of the Company’s authorized but unissued common stock, par value $.01 per share (the “Common Stock”), or shares of Common Stock reacquired by the

Company, including shares purchased in the open market. The aggregate number of shares which may be issued pursuant to the Plan is 3,000,000, subject to adjustment as provided in Article 12. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject thereto shall again be available under the Plan.

Article 5 - Payment Period and Stock Options.

The first Payment Period during which payroll deductions will be accumulated under the Plan shall commence on January 1, 1998 and shall end on April 30, 1998. The second Payment Period during which payroll deductions will be accumulated under the Plan shall commence on May 1, 1998 and shall end on October 31, 1998. For the remainder of the duration of the Plan, Payment Periods shall consist of the six-month periods commencing on May 1st and November 1st of each calendar year and ending on October 31st and April 30th of each calendar year, respectively

Twice each year, on the first business day of each Payment Period, the Company will grant to each eligible employee who is then a participant in the Plan an option to purchase on the last day of such Payment Period, at the Option Price hereinafter provided for, a maximum of 3,000 shares, on condition that such employee remains eligible to participate in the Plan throughout the remainder of such Payment Period. The participant shall be entitled to exercise the option so granted only to the extent of the participant’s accumulated payroll deductions on the last day of such Payment Period. If the participant’s accumulated payroll deductions on the last day of the Payment Period would enable the participant to purchase more than 3,000 shares except for the 3,000-share limitation, the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the 3,000 shares shall be promptly refunded to the participant by the Company, without interest. The Option Price per share for each Payment Period shall be the lesser of (i) 85% of the average market price of the Common Stock on the first business day of the Payment Period or (ii) 85% of the average market price of the Common Stock on the last business day of the Payment Period, in either event rounded up to the nearest cent. The foregoing limitation on the number of shares subject to option and the Option Price shall be subject to adjustment as provided in Article 12.

For purposes of the Plan, the term “average market price” on any date means (i) the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the Nasdaq National Market, if the Common Stock is not then traded on a national securities exchange; or (iii) the average of the closing bid and asked prices last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the Nasdaq National Market; or (iv) if the Common Stock is not publicly traded, the fair market value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm’s length.

For purposes of the Plan, the term “business day” means a day on which there is trading on the Nasdaq National Market or the aforementioned national securities exchange, whichever is applicable pursuant to the preceding paragraph; and if neither is applicable, a day that is not a Saturday, Sunday or legal holiday in Rhode Island.

No employee shall be granted an option which permits the employee’s right to purchase stock under the Plan, and under all other Section 423(b) employee stock purchase plans of the Company and any parent or subsidiary corporations, to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined on the date or dates that options on such stock were granted) for each calendar year in which such option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code. If the participant’s accumulated payroll deductions on the last day of the Payment Period would otherwise enable the participant to purchase Common Stock in excess of the Section 423(b)(8) limitation described in this paragraph, the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the shares actually purchased shall be promptly refunded to the participant by the Company, without interest.

Article 6 - Exercise of Option.

Each eligible employee who continues to be a participant in the Plan on the last day of a Payment Period shall be deemed to have exercised his or her option on such date and shall be deemed to have purchased from the Company such number of full shares of Common Stock reserved for the purpose of the Plan as the participant’s accumulated payroll deductions on such date will pay for at the Option Price, subject to the 3,000-share limit of the option and the Section 423(b)(8) limitation described in Article 5. If the individual is not a participant on the last day of a Payment Period, then he or she shall not be entitled to exercise his or her option. Only full shares of Common Stock may be purchased under the Plan. Unused payroll deductions remaining in a participant’s account at the end of a Payment Period by reason of the inability to purchase a fractional share shall be carried forward to the next Payment Period.

Article 7 - Authorization for Entering the Plan.

An employee may elect to enter the Plan by filling out, signing and delivering to the Company an authorization:

A.     Stating the dollar amount or percentage to be deducted regularly from the employee’s pay;

B.     Authorizing the purchase of stock for the employee in each Payment Period in accordance with the terms of the Plan; and

C.     Specifying the exact name or names in which stock purchased for the employee is to be issued as provided under Article 11 hereof.

Such authorization must be received by the Company at least ten days before the first day of the next succeeding Payment Period and shall take effect only if the employee is an eligible employee on the first business day of such Payment Period.

Unless a participant files a new authorization or withdraws from the Plan, the deductions and purchases under the authorization the participant has on file under the Plan will continue from one Payment Period to succeeding Payment Periods as long as the Plan remains in effect.

The Company will accumulate and hold for each participant’s account the amounts deducted from his or her pay. No interest will be paid on these amounts.

Article 8 - Maximum Amount of Payroll Deductions.

An employee may authorize payroll deductions in an amount (expressed as a whole dollar or percentage) not less than five dollars ($5.00) but not more than ten percent (10%) of the employee’s base pay or salary per paycheck.

Article 9 - Change in Payroll Deductions.

Deductions may not be increased or decreased during a Payment Period. However, a participant may withdraw in full from the Plan.

Article 10 - Withdrawal from the Plan.

A participant may withdraw from the Plan (in whole but not in part) at any time prior to the last day of a Payment Period by delivering a withdrawal notice to the Company.

To re-enter the Plan, an employee who has previously withdrawn must file a new authorization at least ten days before the first day of the next Payment Period in which he or she wishes to participate. The employee’s re-entry into the Plan becomes effective at the beginning of such Payment Period, provided that he or she is an eligible employee on the first business day of the Payment Period.

Article 11 - Issuance of Stock.

Certificates for stock issued to participants shall be delivered as soon as practicable after each Payment Period by the Company’s transfer agent.

Stock purchased under the Plan shall be issued only in the name of the participant, or if the participant’s authorization so specifies, in the name of the participant and another person of legal age as joint tenants with rights of survivorship.

Article 12 - Adjustments.

Upon the happening of any of the following described events, a participant’s rights under options granted under the Plan shall be adjusted as hereinafter provided:

A.     In the event that the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if, upon a reorganization, split-up, liquidation, recapitalization or the like of the Company, the shares of Common Stock shall be exchanged for other securities of the Company, each participant shall be entitled, subject to the conditions herein stated, to purchase such number of shares of Common Stock or amount of other securities of the Company as were exchangeable for the number of shares of Common Stock that such participant would have been entitled to purchase except for such action, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or exchange; and

B.     In the event the Company shall issue any of its shares as a stock dividend upon or with respect to the shares of stock of the class which shall at the time be subject to option hereunder, each participant upon exercising such an option shall be entitled to receive (for the purchase price paid upon such exercise) the shares as to which the participant is exercising his or her option and, in addition thereto (at no additional cost), such number of shares of the class or classes in which such stock dividend or dividends were declared or paid, and such amount of cash in lieu of fractional shares, as is equal to the number of shares thereof and the amount of cash in lieu of fractional shares, respectively, which the participant would have received if the participant had been the holder of the shares as to which the participant is exercising his or her option at all times between the date of the granting of such option and the date of its exercise.

Upon the happening of any of the foregoing events, the class and aggregate number of shares set forth in Article 4 hereof which are subject to options which have been or may be granted under the Plan and the limitations set forth in the second paragraph of Article 5 shall also be appropriately adjusted to reflect the events specified in paragraphs A and B above. Notwithstanding the foregoing, any adjustments made pursuant to paragraphs A or B shall be made only after the Committee, based on advice of counsel for the Company, determines whether such adjustments would constitute a “modification” (as that term is defined in Section 424 of the Code). If the Committee determines that such adjustments would constitute a modification, it may refrain from making such adjustments.

If the Company is to be consolidated with or acquired by another entity in a merger, a sale of all or substantially all of the Company’s assets or otherwise (an “Acquisition”), the Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”) shall, with respect to options then outstanding under the Plan, either (i) make appropriate provision for the continuation of such options by arranging for the substitution on an equitable basis for the shares then subject to such options either (a) the consideration payable with respect to the outstanding shares of the Common Stock in connection with the Acquisition, (b) shares of stock of the successor corporation, or a parent or subsidiary of such corporation, or (c) such other securities as the Successor Board deems appropriate, the fair market value of which shall not materially exceed the fair market value of the shares of Common Stock subject to such options immediately preceding the Acquisition; or (ii) terminate each participant’s options in exchange for a cash payment equal to the excess of (a) the fair market value on the date of the Acquisition, of the number of shares of Common Stock that the participant’s accumulated payroll deductions as of the date of the Acquisition could purchase, at an option price determined with reference only to the first business day of the applicable Payment Period and subject to the 1,500-share, Code Section 423(b)(8) and fractional-share limitations on the amount of stock a participant would be entitled to purchase, over (b) the result of multiplying such number of shares by such option price.

The Committee or Successor Board shall determine the adjustments to be made under this Article 12, and its determination shall be conclusive.

Article 13 - No Transfer or Assignment of Employee’s Rights.

An option granted under the Plan may not be transferred or assigned and may be exercised only by the participant.

Article 14 - Termination of Employee’s Rights.

Whenever a participant ceases to be an eligible employee because of retirement, voluntary or involuntary termination, resignation, layoff, discharge, death or for any other reason, his or her rights under the Plan shall immediately terminate, and the Company shall promptly refund, without interest, the entire balance of his or her payroll deduction account under the Plan. Notwithstanding the foregoing, eligible employment shall be treated as continuing intact while a participant is on military leave, sick leave or other bona fide leave of absence, for up to 90 days, or for so long as the participant’s right to re-employment is guaranteed either by statute or by contract, if longer than 90 days.

If a participant’s payroll deductions are interrupted by any legal process, a withdrawal notice will be considered as having been received from the participant on the day the interruption occurs.

Article 15 - Termination and Amendments to Plan.

Unless terminated sooner as provided below, the Plan shall terminate at the end of the day February 11, 2017. The Plan may be terminated at any time by the Company’s Board of Directors but such termination shall not affect options then outstanding under the Plan. It will terminate in any case when all or substantially all of the unissued shares of stock reserved for the purposes of the Plan have been purchased. If at any time shares of stock reserved for the purpose of the Plan remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares shall be apportioned among participants in proportion to the amount of payroll deductions accumulated on behalf of each participant that would otherwise be used to purchase stock, and the Plan shall terminate. Upon such termination or any other termination of the Plan, all payroll deductions not used to purchase stock will be refunded, without interest.

The Committee or the Board of Directors may from time to time adopt amendments to the Plan provided that, without the approval of the stockholders of the Company, no amendment may (i) increase the number of shares that may be issued under the Plan; (ii) change the class of employees eligible to receive options under the Plan, if such action would be treated as the adoption of a new plan for purposes of Section 423(b) of the Code; or (iii) cause Rule 16b-3 under the Securities Exchange Act of 1934 to become inapplicable to the Plan.

Article 16 - Limits on Sale of Stock Purchased under the Plan.

The Plan is intended to provide shares of Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of his or her own affairs. An employee may, therefore, sell stock purchased under the Plan at any time the employee chooses, subject to compliance with any applicable federal or state securities laws and subject to any restrictions imposed under Article 21 to ensure that tax withholding obligations are satisfied. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE STOCK.

Article 17 - Participating Subsidiaries.

The term “participating subsidiary” shall mean any present or future subsidiary of the Company, as that term is defined in Section 424(f) of the Code, which is designated from time to time by the Board of Directors to participate in the Plan. The Board of Directors shall have the power to make such designation before or after the Plan is approved by the stockholders.

Article 18 - Optionees Not Stockholders.

Neither the granting of an option to an employee nor the deductions from his or her pay shall constitute such employee a stockholder of the shares covered by an option until such shares have been actually purchased by the employee.

Article 19 - Application of Funds.

The proceeds received by the Company from the sale of Common Stock pursuant to options granted under the Plan will be used for general corporate purposes.

Article 20 - Notice to Company of Disqualifying Disposition.

By electing to participate in the Plan, each participant agrees to notify the Company in writing immediately after the participant transfers Common Stock acquired under the Plan, if such transfer occurs within two years after the first business day of the Payment Period in which such Common Stock was acquired. Each participant further agrees to provide any information about such a transfer as may be requested by the Company or any subsidiary corporation in order to assist it in complying with the tax laws. Such dispositions generally are treated as “disqualifying dispositions” under Sections 421 and 424 of the Code, which have certain tax consequences to participants and to the Company and its participating subsidiaries.

Article 21 - Withholding of Additional Income Taxes.

By electing to participate in the Plan, each participant acknowledges that the Company and its participating subsidiaries are required to withhold taxes with respect to the amounts deducted from the participant’s compensation and accumulated for the benefit of the participant under the Plan, and each participant agrees that the Company and its participating subsidiaries may deduct additional amounts from the participant’s compensation, when amounts are added to the participant’s account, used to purchase Common Stock or refunded, in order to satisfy such withholding obligations. Each participant further acknowledges that when Common Stock is purchased under the Plan the Company and its participating subsidiaries may be required to withhold taxes with respect to all or a portion of the difference between the fair market value of the Common Stock purchased and its purchase price, and each participant agrees that such taxes may be withheld from compensation otherwise payable to such participant. It is intended that tax withholding will be accomplished in such a manner that the full amount of payroll deductions elected by the participant under Article 7 will be used to purchase Common Stock. However, if amounts sufficient to satisfy applicable tax withholding obligations have not been withheld from compensation otherwise payable to any participant, then, notwithstanding any other provision of the Plan, the Company may withhold such taxes from the participant’s accumulated payroll deductions and apply the net amount to the purchase of Common Stock, unless the participant pays to the Company, prior to the exercise date, an amount sufficient to satisfy such withholding obligations. Each participant further acknowledges that the Company and its participating subsidiaries may be required to withhold taxes in connection with the disposition of stock acquired under the Plan and agrees that the Company or any participating subsidiary may take whatever action it considers appropriate to satisfy such withholding requirements, including deducting from compensation otherwise payable to such participant an amount sufficient to satisfy such withholding requirements or conditioning any disposition of Common Stock by the participant upon the payment to the Company or such subsidiary of an amount sufficient to satisfy such withholding requirements.

Article 22 - Governmental Regulations.

The Company’s obligation to sell and deliver shares of Common Stock under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

Government regulations may impose reporting or other obligations on the Company with respect to the Plan. For example, the Company may be required to identify shares of Common Stock issued under the Plan on its stock ownership records and send tax information statements to employees and former employees who transfer title to such shares.

Article 23 - Governing Law.

The validity and construction of the Plan shall be governed by the laws of Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof.

Article 24 - Approval of Board of Directors and Stockholders of the Company.

The Plan was adopted by the Board of Directors on February 12, 1997 and was approved by the stockholders of the Company on April 21, 1997. The Plan was amended on November 14, 1997. The Plan also was amended by the Board of Directors on March 15, 2006 and such amendments were approved by the stockholders of the Company on June __, 2006.

DIRECTIONS TO APC’S ANNUAL SHAREHOLDER MEETING

The meeting will take place on Thursday, June 8, 2006 at 10:00 a.m., local time, in The Regency Room at the Radisson Hotel Milford, located at 11 Beaver Street, Milford, Massachusetts 01757 (Tel: 508-478-7010).

From Logan Airport (Boston) and Points East:
Follow airport directions to the Sumner Tunnel to I-93 South.
Take I-90 (Massachusetts Turnpike) West to Exit 11A (I-495 South).
Take I-495 South to Exit 19 (Milford/Medway Route 109).
Take a right at the end of the ramp and a right at the first light onto Beaver Street.
The hotel is 1/4 mile on the left.

From T.F. Green Airport (Providence) and Points South:
Take I-95 North to I-495 North. Continue on I-495 to Exit 19.
At the bottom of the ramp, make a left onto Route 109 West.
At the first light make a right onto Beaver Street.
The hotel is 1/4 mile on the left.

From Points West:
Connect To I-90 (Massachusetts Turnpike) East to Exit 11A to I-495 South to Exit 19.
Take a right at the end of the ramp and a right at the first light onto Beaver Street.
The hotel is 1/4 mile on the left.

From Points North:
Take I-95 South.
Take I-90 (Massachusetts Turnpike) West to Exit 11A(I-495 South).
Take I-495 South to Exit 19 (Milford/Medway Route 109).
At end of ramp take right and at the first light take a right onto Beaver Street.
The hotel is 1/4 mile on the left.

Upon arrival please proceed through the main entrance. The Regency Room will open to shareholders at 9:00 a.m. Please allow adequate time to find parking, complete any check-in and to be seated prior to the 10:00 a.m. starting time.

Please be aware that seating may be limited. Please bring valid picture identification, such as a driver’s license or passport. You may be required to provide this upon entry to the meeting. Shareholders holding stock in brokerage accounts (“street name” holders) will also need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, cell phones, recording devices and other electronic devices will not be permitted at the meeting.

Part #998-0227

PROXY

AMERICAN POWER CONVERSION CORPORATION

Proxy for Annual Meeting of Shareholders

June 8, 2006

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Rodger B. Dowdell, Jr. and Neil E. Rasmussen, and each of them, proxies, with full power of substitution, to vote all shares of stock of American Power Conversion Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Thursday, June 8, 2006, at 10:00 a.m. local time, in The Regency Room at the Radisson Hotel Milford, located at 11 Beaver Street, Milford, Massachusetts, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 19, 2006, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments thereof. Execution of a proxy will not in any way affect a shareholder’s right to attend the meeting and vote in person. Any shareholder giving a proxy has the right to revoke it by written notice to the Secretary of the Company at any time before it is exercised or by delivering a later executed proxy to the Secretary of the Company at any time before the original proxy is exercised.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE

☒            Please mark votes as in this example.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO
DIRECTION IS GIVEN, WILL BE VOTED “FOR” ITEMS 1, 2, 3 AND 4.

The Board of Directors recommends a vote”FOR” Items 1, 2, 3 and 4

		FOR	AGAINST	ABSTAIN
1.	To fix the number of directors at six.	☐	☐	☐

2.	To elect the Board of Directors for the ensuing year:
Nominees: Rodger B. Dowdell, Jr., Neil E. Rasmussen, Ervin F. Lyon, James D. Gerson, John G. Kassakian and Ellen B. Richstone

		FOR	WITHHELD
		☐	☐
☐
For all nominees except as noted above
		FOR	AGAINST	ABSTAIN
3.	To ratify the appointment of the Company’s independent auditors.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
4.	To approve the Company’s Amended and Restated 1997 Employee Stock Purchase Plan.	☐	☐	☐

☐            MARK HERE IF YOU PLAN TO ATTEND THE MEETING

☐            MARK HERE FOR ADDRESS CHANGE AND NOTE IT BELOW

If signing as attorney, executor, trustee or guardian, please give your full title as such. If stock is held jointly, each owner should sign.

Signature	Date
Signature	Date